NAME OF REGISTRANT
Franklin Templeton Variable Insurance Products Trust
File No. 811-05583

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

July 25, 2013 supplement to the Registrant's prospectus:


From VIP SAI-4 07/13

SUPPLEMENT DATED JULY 25, 2013
TO THE STATEMENT OF ADDITIONAL INFORMATION
DATED MAY 1, 2013
OF
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

The Statement of Additional Information is amended as follows:

I. 	For the Templeton Developing Markets Securities Fund, the section entitled "The Funds - Goals, Additional Strategies and Risks - Other Investments and Strategies" on page 10 is amended to reflect that the Fund may invest up to 10% of its net assets in participatory notes.

November 18, 2013

From VIP SAI-5 11/13

SUPPLEMENT DATED NOVEMBER 18, 2013
TO THE STATEMENT OF ADDITIONAL INFORMATION
DATED MAY 1, 2013 OF
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

The Statement of Additional Information is amended as follows:

The section on page five for Franklin Income Securities Fund under the heading "The Funds - Goals, Additional Strategies and Risks" is amended to reflect that the Fund may sell protection using credit default swaps.